Exhibit 99.1

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

American International Group, Inc. — Subsidiary Information for the Mandatory Redeemable Preferred Shares:

American General Life Insurance Company*:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

American Home Assurance Company:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

The Variable Annuity Life Insurance Company:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

National Union Fire Insurance Company of Pittsburgh, PA:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

*	Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this Schedule 13G.